HIGH PLAINS CORPORATION

           			O. W. Garvey Building
            200 W. Douglas, Suite #820
		             Wichita, KS  67202

     		(316) 269-4310     Fax (316) 269-4008



September 23, 1994

Stanley E. Larson
Chairman and President
High Plains Corporation
200 W. Douglas, Suite #820
Wichita, Kansas 67202

Dear Stan:

Please be advised that, pursuant to the Board of Director's request at the August 29, 1994 meeting, the Compensation and Policy Committee has granted additional stock options to you as incentive to remain Chairman and President of High Plains Corporation for as long as possible, and to compensate you for your extraordinary service to the company in connection with the acquisition of the ethanol facility in New Iberia, La. on very favorable terms.

This letter agreement is your notification that, on September 13, 1994, the Compensation and Policy Committee agreed to issue two separate options to purchase the Company's Common Stock to you as follows:

1. A grant of 25,000 freestanding nonqualified options to purchase Common Stock of High Plains Corporation at a price of $7.13, being the Fair
Market Value on September 13, 1994, the time and date on which these options were granted. These options will have a term of ten years, expiring on September 12, 2004, and will be subject to terms and conditions similar to those contained in the Company's 1990 and 1992
Stock Option Plans. These options are issued as compensation for your past service to the company, and in particular, your extraordinary service in connection with the acquisition of the New Iberia ethanol facility.

2. A separate grant of an additional 25,000 freestanding nonqualified options to purchase Common Stock on the same terms and conditions as set forth in item 1 above, as incentive to remain as President and Chairman of High Plains corporation for as long as possible.

Please sign this letter agreement below in order to accept these stock options on the terms described herein.

Yours very truly,

HIGH PLAINS CORPORATION                         ACCEPTED:


H.T. Ritchie, Chairman of                       __________________________
Compensation and Policy Committee               Stanley E. Larson

                                          						DATE:_____________________